Exhibit 10.09

AMENDMENT NO. 1
TO MASTER REPURCHASE AGREEMENT

Amendment No. 1, dated as of May 20, 2004 (this "Amendment"), by and between MERRILL LYNCH MORTGAGE CAPITAL INC. (the "Buyer") and E-LOAN, INC. ("Seller").

RECITALS

The Buyer and the Seller are parties to that certain Master Repurchase Agreement, dated as of February 6, 2004 (the "Existing Repurchase Agreement"; as amended by this Amendment, the "Repurchase Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Repurchase Agreement.

The Buyer and the Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Repurchase Agreement.

Accordingly, the Buyer and the Seller hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Repurchase Agreement is hereby amended as follows:

SECTION 1.  Definitions. Section 2 of the Existing Repurchase Agreement is hereby amended by deleting the definitions of "Market Value" and "Maximum Purchase Price" in their entirety and replacing them with the following language:

1.1.  "Market Value" shall mean, as of any date with respect to any Purchased Mortgage Loan, the price at which such Mortgage Loan could readily be sold as determined by the Buyer in its sole discretion. Without limiting the generality of the foregoing, the Seller acknowledges that the Market Value of a Purchased Mortgage Loan may be reduced to zero by Buyer if:

  such Purchased Mortgage Loan ceases to be an Eligible Mortgage Loan;

  the Purchased Mortgage Loan has been released from the possession of the Custodian under the Custodial Agreement (other than to a Take- out Investor pursuant to a Bailee Letter) for a period in excess of 10 calendar days;

  the Purchased Mortgage Loan is a Wet-Ink Mortgage Loan for which the related Mortgage File has not been received and certified by the Custodian by the seventh Business Day following the related Purchase Date;

  such Purchased Mortgage Loan is a Delinquent Mortgage Loan;

  such Purchased Mortgage Loan is a New Jersey Covered Loan and has not been made subject to a Takeout Commitment on or before the date which is 30 days after the related Purchase Date;

  such Purchased Mortgage Loan is rejected by the related Takeout Investor;

  such Purchased Mortgage Loan has been subject to a Transaction hereunder for period of greater than (i) with respect to each New Jersey Covered Loan, 45 days, or (ii) with respect to each Mortgage Loan other than a New Jersey Covered Loan, 90 days;

  the Buyer has determined in its sole discretion that the Purchased Mortgage Loan is not eligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry with respect to substantially similar Mortgage Loans;

  such Purchased Mortgage Loan contains a breach of a representation or warranty made by the Seller in this Repurchase Agreement or the Custodial Agreement;

  when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all HELOCs exceeds 50% of the Maximum Purchase Price;

  when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Sub-Prime Mortgage Loans that are Purchased Mortgage Loans exceeds 15% of the Maximum Purchase Price;

  when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Wet-Ink Mortgage Loans that are Purchased Mortgaged Loans exceeds 25% of the Maximum Purchase Price;

  when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Super Jumbo Mortgage Loans that are Purchased Mortgaged Loans exceeds 5% of the Maximum Purchase Price; or

  when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Aged Loans that are Purchased Mortgaged Loans exceeds 5% of the Maximum Purchase Price.

1.2.  "Maximum Purchase Price" shall mean (i) from the Effective Date up to but not including July 2, 2004, $200,000,000; (ii) during the period beginning on July 2, 2004 through and including August 18, 2004, $150,000,000 and (iii) on and after August 18, 2004, $100,000,000.

SECTION 2.  Conditions Precedent. This Amendment shall become effective on May 20, 2004 (the "Amendment Effective Date") subject to the satisfaction of the following conditions precedent:

2.1.  Delivered Documents. On the Amendment Effective Date, the Buyer shall have received the following documents, each of which shall be satisfactory to the Buyer in form and substance:

  this Amendment, executed and delivered by duly authorized officers of the Buyer and the Seller; and

  such other documents as the Buyer or counsel to the Buyer may reasonably request.

SECTION 3.  Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 4.  Fees. The Seller agrees to pay as and when billed by the Buyer all of the reasonable fees, disbursements and expenses of counsel to the Buyer in connection with the development, preparation and execution of, this Amendment or any other documents prepared in connection herewith and receipt of payment thereof shall be a condition precedent to the Buyer entering into any Transaction pursuant hereto.

SECTION 5.  Confidentiality. The parties hereto acknowledge that this Amendment, the Existing Repurchase Agreement, and all drafts thereof, documents relating thereto and transactions contemplated thereby are confidential in nature and the Seller agrees that, unless otherwise directed by a court of competent jurisdiction, they shall limit the distribution of such documents and the discussion of such transactions to such of its officers, employees, attorneys, accountants and agents as is required in order to fulfill its obligations under such documents and with respect to such transactions.

SECTION 6.  Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 7.  GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 8.  Counterparts. This Amendment may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement.

SECTION 9.  Conflicts. The parties hereto agree that in the event there is any conflict between the terms of this Amendment, and the terms of the Existing Repurchase Agreement, the provisions of this Amendment shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

Buyer:	MERRILL LYNCH MORTGAGE CAPITAL INC., as Buyer
By: _____/s/ John Winchester_____________ Name: John Winchester Title: Vice President
Seller:	E-LOAN, INC. as Seller
By: ______/s/ Matt Roberts_______________ Name: Matt Roberts Title: CFO